Exhibit 11.1

CODE OF BUSINESS CONDUCT AND ETHICS

AZURE POWER GLOBAL LIMITED

CODE OF BUSINESS CONDUCT AND ETHICS

Message from the CEO

Azure Power is an organization built up on a dream to provide Energy which is clean, affordable and effectively infinite.

At Azure Power, we strive to conduct our business with the highest degree of honesty, integrity and ethical behavior.

We do business in a direct, clear, and ethical manner. We speak with honesty and courage. We are accountable for our words and actions and strive to build a challenging and fulfilling work environment that rewards teamwork. We respect and recognize diverse work styles, lifestyles and cultural differences.

This Code of Business Conduct and Ethics provides an overview of the fundamental business values. These are based on our business ethics and our commitment to integrity, which apply to all employees, officers and directors of Azure Power and its global subsidiaries around the world. It summarizes some of our most important principles and policies. This Code is to be applied in conjunction with the laws and regulations of the land from where ever we operate.

The stewardship of Existence and Growth at Azure Power are marked through compelling need for Innovation, Perfection, Truthfulness and by being Good Corporate Citizens. Our values etch the fundamental beliefs and guiding principles that lay the foundation on which we perform work and conduct ourselves.

We all have a responsibility to uphold the principles of the Code of Business Conduct and Ethics and promptly communicate any violations or potential violations that may occur. Raising awareness about these topics, clarifying questions and resolving issues, are an essential part of making Azure Power a healthy workplace and an outstanding place to work.

Best Wishes

Inderpreet Wadhwa

CEO

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1.	Introduction

The Azure Power Global Limited’s (referred to as “Azure Power” or “Company”) ‘Code of Business Conduct and Ethics’, hereafter, referred as Code is intended to define and clarify the standards for conducting business and behavior at Azure Power. The Code is designed to be in-line with the requirements of the section 406 of Sarbanes Oxley Act of 2002 and Companies Act, 2013.

This Code is designed to promote:

•	Honest and ethical conduct

•	Fair dealings with the stakeholders

•	Compliance with applicable laws, rules and regulations

•	Prompt reporting of the violations of the Code

2.	Applicability of the Code

Every employee, officer and director of the Company is expected to read this document and promptly report to the management any actual or possible violation of the Code.

3.	Honest and ethical conduct

All directors, officers and employees are expected to act in accordance with the highest standards of personal and professional integrity.

If directors, officers or employees have any questions regarding the best course of action in a particular situation or an ethical dilemma or if a person suspects a possible violation of law(s), regulation(s) or Azure Power’s ethical standard (as listed in the Code), he/she should notify or seek clarity from:

•	His/her immediate superior;

•	Head of function/ department; or

•	Company designated Compliance Officer

4.	Conflicts of interest

A conflict of interest occurs when an individual’s private interest interferes in any way – or even appears to interfere – with the interests of the corporation as a whole. A conflict on the part of an employee, officer or director may involve any action, inaction, or decision taken by him/her in the discharge of his or her duties, which would materially affect his or her financial interest or those of his or her family members or any business with which the person is associated. All employees, officers and directors shall also avoid any situation in which there is, or may appear to be, a potential conflict which could appear to interfere with the employee’s judgment in making decisions in the best interest of the Company. All employees, officers and directors are also expected to exercise care in the management of their private affairs so as not to be perceived to benefit from:

a) the use of information acquired solely by reason of their employment; or

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b) any transactions over which they can influence decisions (e.g.: investment, borrowing, purchases, sales, contracts etc.).

A conflict of interest may arise when:

•	There is an outside business activity that detracts an individual’s ability to devote appropriate time and attention to his/her responsibilities within the Company;

•	There is a significant ownership interest in any supplier, customer, development partner or competitor of the Company;

•	There is a consulting or employment relationship with any supplier, customer, business associate or competitor of the Company;

•	Any employee, officer or director receives any payment, gift, inducements or incentives that may influence or appear to influence a key decision; or

•	An employee, officer or director serves on a board of directors or trustees or on a committee of any entity (whether profit or not-for profit) whose interests reasonably would be expected to conflict with those of the Company.

The directors, officers and employees should be conscientious in avoiding any actual, potential or perceived conflict of interest with the Company. In case there is perceived conflict of interest, he/she should fully disclose all the facts and circumstances thereof to the Company designated Compliance officer.

5.	Corporate opportunities

Directors, officers and employees are expressly prohibited from:

•	Taking opportunities that are discovered through the use of Company’s property, information, or position for personal gain;

•	Competing directly with the business of the Company or with any business that the Company is considering; and

•	If the Company finally decides to discontinue pursuing an opportunity that relates to the Company’s business activity, an employee, officer or director may pursue such an activity only after disclosing it to the Company designated Compliance officer.

6.	Harassment

The Company is committed to provide a professional and dignified workplace, free from any discrimination or harassment.

The Company firmly believes in providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind. Examples include derogatory comments based on race, gender, colour, sexual harassment etc.

An employee, officer or director who feels threatened and harassed must communicate his/her concerns to his immediate superior, head of the department or to Company designated Compliance Officer through the whistle blower mechanism set forth in the Company’s Whistle-Blower Policy.

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7.	Social, health, environment and safety at the workplace

The safety of people at the workplace is a primary concern of the Company and each employee, officer and director must comply with all applicable safety policies. All employees, officers and directors are subject to compliance with all local laws to help maintain a safe and healthy workplace. The Company shall prevent the wasteful use of natural resources and be committed to improving the environment, particularly with regard to the emission of greenhouse gases, and shall endeavour to offset the effect of climate change in all spheres of its activities. This should be in line with Social, Health, Environment and Safety (the “SHES”) policy of the Company.

8.	Alcohol/drug-free workplace

Employees, officers and directors are prohibited from using, selling, distributing, possessing or being under the influence of alcohol or illegal drugs at the workplace.

9.	Public disclosures

The person designated by the Board is appointed as the Company’s ‘spokesperson’ and he/she would interact with the press/ media. No other employee, officer or director, except with the permission of the designated person, will make any statement in press/media.

Any inquiry from the media relating to Azure Power should be referred to the designated person. Only officially designated spokesperson may provide comments for the media.

Employees are strictly prohibited from making any public disclosure or any communication or any statement unless specifically authorized by the designated person.

10.	Confidentiality

The directors, officers and employees shall maintain the confidentiality of classified information of the Company or customer or supplier or business associate of the Company to which the Company has a duty to maintain confidentiality, except when disclosure is authorized or legally mandated. The confidential information includes all non-public information (including private or proprietary information) that might be of use to competitors or harmful to the Company or its associates. The use of confidential information for his/her own advantage or profit is also prohibited.

Examples of proprietary and confidential information include:

•	Any system, information or process that gives Azure Power an opportunity to obtain an advantage over its competitors;

•	Non-public information about Azure Power’s operations;

•	Results, strategies and projections, including those on the acquisition and divestiture of businesses or business units;

•	Non-public information about Azure Power’s business plans, business processes and client relationships;

•	Non-public employee information;

•	Non-public information received in the course of employment about customers, suppliers and distributors;

•	Information about Azure Power’s technology, systems and proprietary products;

•	Financial information of Azure Power, such as profits, earnings and dividends;

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•	Announcement of new product introductions or developments;

•	Asset revaluations;

•	Investment decisions/plans;

•	Restructuring plans;

•	Major supply and delivery agreements; and

•	Plans to raise funds.

Any information attained by any employee, officer or director during the individual’s tenure with Azure Power would be deemed to be proprietary to the Company and should not be used by the individual at any point of time.

All employees, officers and directors must ensure proprietary and confidential information is treated with utmost cautiousness. All employees, officers and directors should also take steps to ensure that business-related paperwork and documents are produced, copied, faxed, filed, stored and discarded by means designed to minimize the risk of an unauthorized person accessing them. All employees, officers and directors must also ensure that access to work areas and computers is well controlled.

11.	Fair dealing

Each director, officer and employee must deal fairly with customers, suppliers, and competitors of the Company. Each director, officer and employee may not take unfair advantage of anyone through manipulation, concealment, abuse of confidential, proprietary or trade secret information, misrepresentation of material facts, or any other unfair dealing practices.

The Company also seeks to compete with its competitors fairly and honestly. The Company seeks competitive advantages through superior performance, and not through unethical or illegal business practices. In essence, the core of its fair dealing with respect to competition is that it does not share any form of confidential information with its competitors. The Company prices its work independently of any competitor and does not communicate its methods or intentions to bid to its competitors or enter into any agreements with its competitors or disclose information directly or indirectly which would distort competition.

12.	Protection and proper use of Company’s assets

All directors, officers and employees should protect the Company’s assets and property and ensure their efficient use. Theft, carelessness, and waste of the Company’s assets and property have a direct impact on the Company’s profitability.

Company’s assets should only be used for legitimate business purposes and by authorized employees, officers, directors or their designees. Assets include cash, securities, business plans, consumer information, customer information, proprietary processes, quality standards, supplier information, intellectual property trademarks and copyrights, physical property and services.

Company assets must not be used for personal benefit. The misappropriation of corporate assets would be considered breach of duty and may constitute an act of fraud against the company.

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Azure Power reserves the right to monitor and inspect, without notice, all electronic communications data and information transmitted on the network and electronic files located on Company servers and computer devices owned by the Company.

All employees, officers and directors must have permission from respective head of department or the Board before using or authorizing the use of any Company asset, including information, work product or trademark-outside the designated Company responsibilities.

13.	Company funds

All employees, officers and directors are responsible for safeguarding, and making proper and efficient use of Company funds, over which he/she exercises control, by following procedures to prevent their loss, theft and unauthorized use. Every employee, officer and director must take reasonable steps to ensure that the Company receives good value for its funds spent and must maintain records in accordance with the Company’s internal controls at all times, fully and accurately reflecting all transactions. All reports, vouchers, bills, payroll and service, measurement and performance records and other essential data must be prepared carefully and honestly. Some of the activities to be specifically adhered to are:

•	No employee, officer or director shall use Company funds that arise in the course of his or her employment, to pursue personal opportunities or gain;

•	No secret funds or undisclosed or unrecorded fund shall be established for any purpose;

•	No false or artificial entries shall be made in the books and records of the Company for any reason, and no employee, officer or director shall engage in any arrangement that results in such prohibited act, even if directed to do so by a supervisor;

•	No payment shall be approved or made with the agreement or understanding that any part of such payment is to be used for any purpose other than that described by documents supporting the payment;

•	There will be no disbursements or receipts of corporate funds outside of Azure Power’s established system of accountability; and

•	No employee, officer or director shall incur unreasonable expenses on behalf of the Company.

14.	Disclosure

The Company’s policy is to provide full, fair, accurate, timely, and reasonable disclosure in reports and documents that are filed with or submitted to any outside agency and/or for other public communications.

15.	Compliance with governmental laws, rules and regulations/internal Company policies

Employees, officers and directors of the Company must comply with all applicable governmental laws, rules and regulations. Employees, officers and directors must acquire appropriate knowledge of the legal requirements relating to their duties sufficient to enable them to recognize potential dangers, and to know when to seek advice from the Company designated Compliance officer.

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16.	Anti- money laundering

All employees, officers and directors of the Company must ensure that the operations of the Company and its subsidiaries are conducted at all times in compliance with all applicable financial record keeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable anti-money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental or regulatory agency (collectively, the “Anti-Money Laundering Laws”).

17.	Sanctions

The Company and its directors, officers and employees shall carry out business in strict observance with all applicable national and international laws and regulations relating to sanctions. The Company will not condone actual or even the appearance of breach of these rules. US sanctions legislation prohibits certain dealings with designated entities and nationals. Iran Sanctions Act, including subsequent sanctions acts against Iran (including but not limited to CISADA, National Defense Authorization Act, Iran Threat Reduction and Syria Human Rights Act, Iran Freedom and Counter-Proliferation Act (“Iran Sanctions”), Ukraine related sanctions, U.S. Executive Orders and other US sanctions legislations apply to US persons and non-US persons in some circumstances. Other sanctions legislations which may apply to the Company include the UN Security Council Resolutions and EU Council Regulations. As a matter of policy, the Company will not engage in sanctionable transactions with entities or persons on the list of Specially Designated Nationals (“SDNs”) published by the Office of Foreign Assets Control (“OFAC”) of the United States, any designated entities under the EU Regulations or with any other entities or persons which would be at risk of violating any applicable sanctions regulations.

Although the Company is not involved in the export or re-export business, transactions with the companies or individuals listed on the Department of Commerce’s List of Denied Persons or on the “Entity List” is prohibited.

All employees, officers and directors of the Company must always stay vigilant and never violate any of the above rules. If an individual discovers any risk of breach in the above rules, such individual must report immediately to his or her immediate superior, the head of function/ department or Company designated Compliance Officer. Failure to report a concern related to these rules will be treated seriously. If you are in any doubt, you are required to seek advice.

18.	Compliance with the U.S. Foreign Corrupt Practices Act

The U.S. Foreign Corrupt Practices Act (“FCPA”) and similar laws in other countries that apply to the Company prohibit promising, authorizing or giving anything of value, directly or indirectly, to a non-U.S. government official to influence the misuse of the official’s position or secure an improper advantage in an effort to win or retain business. A non-U.S. government official is defined broadly and can be any official or employee of any non-U.S. government department, agency or state-owned company; officers or employees of public international organizations (such as the United Nations); any non-U.S. party officials or political candidates. Also, international anti- corruption laws, such as the UK Bribery Act, make it a crime to offer or pay bribes or kickbacks to private parties as well as government officials.

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The prohibition under the FCPA is very broad, and covers:

•	cash payments;

•	non-cash “payments”, benefits, and favours; and

•	in certain circumstances, even gifts, entertainment, and hosted travel or training which would otherwise be deemed legitimate business expenditures

The FCPA prohibits these payments whether they are made directly or indirectly through third parties, such as agents, consultants, channel partners, resellers, or other representatives and affiliates of the Company where the Company has majority ownership, including joint ventures and special purpose vehicles (“SPVs”) and other entities over which the Company possesses corporate control, regardless of whether such payments or benefits are actually paid or given.

In other words, a “willful blindness” to a suspected improper payment or a mere promise of something improper can be the basis for a violation of the FCPA.

The FCPA also requires the Company to maintain internal accounting controls and keep books and records that accurately reflect all transactions and the disposition of assets, which includes but is not limited to an obligation to keep accurate records regarding gifts, entertainment and/or travel provided to foreign officials.

Bribes

All employees, officers and directors of the Company must not engage in any form of bribery, to any government official, private party or any third party (such as an agent or third party intermediary) either directly or indirectly.

Facilitation payments and kickbacks

The Company prohibits all its employees, officers and directors from making any facilitation payments directly or indirectly on behalf of the Company.

Facilitation payments are a form of bribery made for the purpose of expediting or facilitating the performance of a public official for a routine governmental action, and not to obtain or retain business or any improper business advantage.

19.	Business expenditure

Offering or receiving any gift, gratuity or entertainment that might be perceived to unfairly influence a business relationship should be avoided.

Business gifts and entertainment are customary courtesies designed to build goodwill among business partners. These courtesies include such things as meals and beverages, tickets to sporting or cultural events, discounts not available to the general public, travel, accommodation and other

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merchandise or services. In some cultures they play an important role in business relationships. However, a problem may arise when such courtesies compromise – or appear to compromise – the recipient’s ability to make objective and fair business decisions.

This policy applies to all employees, officers, and directors offering gifts and entertainment to the Company’s business associates.

20.	Political contributions

The Company will not make donations or contributions, whether in cash or kind, in support of any political parties or candidates.

21.	Charitable contributions

All contributions will be made by the Company and not by employees, officers, and directors in his/ her individual capacity after obtaining prior written approval from the Chief Executive Officer or the Chief Financial Officer of the Company.

22.	Insider trading

It is the trading that takes place when the employees, officers or directors possessing privileged and confidential information about important events use the special advantage of that knowledge to reap profits or avoid losses on the stock market, to the detriment of the source of the information and to the typical investors who buy or sell their stock without the advantage of ‘inside information.’

All employees, officers and directors are prohibited to trade in the securities (including equity securities, convertible securities, options, bonds and any stock index containing the security) of the Company during employment with the Company while in the possession of material, non-public information (also known as ‘inside information’) regarding the Company.

If any employee, officer or director believes that the individual has come into possession of an inside information, such individual may not execute any trade in the securities of the Company without first consulting with the Company designated Compliance Officer and Chief Financial Officer, who will then determine whether such trade would violate Azure Power’s policy/applicable laws. The definition of ‘material, non-public information’ is broad. As a rule of thumb, any information that would affect the value of stock or other securities should be considered material. Examples of information that is generally considered “material” may include:

•	Financial results or forecasts, or any information that indicates the Company’s financial results may exceed or fall short of forecasts or expectations;

•	Important new products or services;

•	Pending or contemplated acquisitions or dispositions, including mergers, tender offers or joint venture proposals;

•	Possible management changes or changes of control;

•	Pending or contemplated public or private sales of debt or equity securities;

•	Acquisition or loss of a significant customer or contract;

•	Significant write-offs; and

•	Initiation or settlement of significant litigation.

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Information is “non-public” if it has not been made generally available to the public by means of a press release or other means of widespread distribution

23.	Interpretation of the Code

Any question or interpretation under this Code shall be addressed to the Board or any person/committee authorized by the Board. Any waiver of the Code for executive officers or directors may be made only by the Board or a designated person/committee. An individual seeking a waiver of this Code shall make full disclosure of the particular circumstances to the Board or the designated person/committee.

24.	Amendments of the Code

We are committed to continuously reviewing and updating our policies and procedures. Therefore, this Code is subject to modification. Amendment of any provision of this Code must be approved by the Company’s Board and in applicable regulatory filings pursuant to applicable laws and regulations, together with details about the nature of the amendment.

25.	Administration of the Code

Distribution

All employees, officers and directors of the Company shall receive a copy of this Code and are required to acknowledge reading and understanding the document. Further, all new employees, officers and directors are mandatorily required to read, understand and acknowledge their understanding at the time of joining the Company.

Approvals

Any waiver of or approval of non-compliance with any provision of this Code requires the prior written approval of the Company’s Board or a committee of the Board with authority to grant such waivers and approvals. Copies of these approvals should be maintained by the Company and made available to auditors or investigating authorities.

Reporting of violations

All employees, officers, and directors who are or become aware of or suspect a violation of this Code are under an obligation to report to the designated person or committee of the Company. Violations or suspected violations should be reported by contacting the Company designated Compliance Officer or reporting as per the procedures set out in the Company’s Whistle-Blower Policy. Reports may also be made anonymously.

The Company will not take any adverse action against anyone for providing truthful information relating to a violation of law or Company policy, and the Company will not tolerate any retaliation against persons asking questions or making good faith reports of possible violations of this Policy. Anyone who retaliates or attempts to retaliate will be disciplined. Any person who believes he or she has been retaliated against should immediately follow the instructions in the Company’s Whistle-Blower Policy.

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Investigations

Investigations of an alleged violation of the Code shall not be commenced in any form by any Business unit/ Department/ Project Site without the written approval of the Company designated Compliance officer. Investigation process has been defined in the Company’s Whistle-Blower Policy.

All employees, officers and directors are expected to cooperate with investigations undertaken or approved by the Company designated Compliance officer.

Disciplinary action on non-compliance

Violations of this Code will not be tolerated. Any employee, officer, or director who violates this Code will be subject to disciplinary action up to and including termination of employment or relationship with the Company.

26.	Code of conduct training

The code requires all employees and directors to undergo the Company’s code of conduct training course/s, which will be rolled out by the Company from time to time. The course/s may be conducted on-line or in-person and will be administered by the Company designated Compliance officer.

Notification for these trainings will be sent via email that they are required to take the training. Those required to take such course/s must do so within the notified timeframe and repeat the course/s as and when required.

Failure to do so without justification will be viewed very seriously by the Company and could be considered as violation of the code of conduct.

A.	ANNUAL TRAINING

Annual training is required for all Company personnel and directors. All relevant Company personnel will receive on-line or in-person trainings.

B.	ON-BOARD TRAINING

All New employees in the Company shall be provided with code of conduct training by the Human Resource Department as part of their on-boarding process.

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C.	TRAINING COMPLETION ACKNOWLEDGEMENT

Each attendee should be provided with and sign a certification that states that the employee understood the training and understands his or her obligation to abide by the Company’s code of conduct.

D.	TRAINING RECORDS

For each training session conducted, the Company designated Compliance Officer will create and retain a record of the training that includes the following:

•	the name of the person conducting the training,

•	a list of attendees, and

•	a copy of the materials used.

These training records shall be retained for a period of five (5) years from the date of the training.

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ACKNOWLEDGEMENT

Acknowledgment of receipt of the Company’s Code of Business Conduct and Ethics

For the employees —

I have received, read and understood the Company’s Code of Business Conduct and Ethics (Code) for employees. I understand the standards and policies contained in the Code and understand that there may be additional policies or laws specific to my job. I agree to comply with the Code, any Company policies, and the legal and regulatory requirements applicable to my job.

If I have questions concerning the meaning or application of the Code, any Company policies, or the legal and regulatory requirements applicable to my job, I understand that I can consult my immediate superior or head of department / function or Company designated Compliance officer and that my questions or reports to these sources will be maintained in confidence.

Name:

Signature:

Date:

Please sign and return this form to the HR department, for records.

Annual confirmation

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